                                 EXHIBIT 23








                       Consent of Independent Auditors




The Board of Directors
Willamette Industries, Inc.:

     We consent to incorporation by reference in the Registration Statements No. 2-89514, No. 33-5847 and No. 33-40504 on Form S-8 and No. 33-53263 on
Form S-3 of Willamette Industries, Inc. of our report dated February 9, 1995, relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Willamette Industries, Inc. As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions in 1993.


                            KPMG PEAT MARWICK LLP


Portland, Oregon
March 17, 1995